Exhibit 10.1

OLLIE’S BARGAIN OUTLET, INC.
6295 Allentown Boulevard — Suite A
Harrisburg, Pennsylvania 17112

August 18, 2022

Lawrence Kraus
[***]
[***]

Dear Larry:

This letter agreement (the “Agreement”) sets forth the terms and conditions of your employment with Ollie’s Bargain Outlet, Inc. (the “Company”), an indirect, wholly owned subsidiary of Ollie’s Bargain Outlet Holdings, Inc. (“OBO Holdings”).

WHEREAS the Company desires to continue to employ you and you desire to continue to be employed by the Company on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants contained herein, the Company and you agree as follows:

1.          Effective Date; Term.  This Agreement is effective immediately (the “Effective Date”) and continues until terminated in accordance with Section 6 of this Agreement.  The period of your employment with the Company is referred to herein as the “Term of Employment.”

2.          Duties.  During your Term of Employment, you are the Vice President, Chief Information Officer.  In this capacity, you will perform the duties typically assigned to this position, and you report to the Chief Executive Officer or his designee.  You will perform and discharge your duties and responsibilities faithfully, diligently, and to the best of your ability.

You will devote substantially all of your time and efforts to the business and affairs of the Company Group (defined in Section 6b, below); provided, however, that the foregoing does not restrict your engaging in civic, charitable, or personal investment activities which do not materially affect your availability to the Company Group and time and efforts to the business and affairs of any member of the Company Group.

3.          Base Salary.  As compensation for all services provided by you during your Term of Employment, and subject to your performance in accordance with the terms of this Agreement, the Company shall pay you a base salary at an annual rate of $275,000 (the annual rate being defined herein as the “Base Salary”).  All payments of Base Salary will be made in accordance with the Company’s regular payroll practices.  The amount of Base Salary shall be reevaluated periodically by the Compensation Committee of the Board of Directors of OBO Holdings or the Company, or, if no such committee exists, the Board of Directors of OBO Holdings (the “Board”), with the input of the Chief Executive Officer of the Company or his designee; provided, that the Base Salary may not be reduced to an amount below $275,000.

4.          Performance Bonus.  In addition to your Base Salary, you are eligible for an annual performance bonus (the “Bonus”) each fiscal year during the Term of Employment.  As indicated in the following table, with respect to each fiscal year during your Term of Employment, if Company EBITDA (as defined below) for such fiscal year: (a) equals the Target EBITDA (as defined below) for such fiscal year, your Bonus for such fiscal year shall be equal to 40% of your Base Salary; (b) is equal to or less than the Minimum EBITDA Threshold (as defined below) for such fiscal year, your Bonus for such fiscal year shall be $0; (c) is equal to or greater than the Maximum EBITDA Threshold (as defined below) for such fiscal year, your Bonus for such fiscal year shall be 80% of your Base Salary; or (d) is greater than Target

EBITDA but less than the Maximum EBITDA Threshold for such fiscal year, or is less than Target EBITDA but greater than the Minimum EBITDA Threshold for such fiscal year, your Bonus for such fiscal year shall be determined by interpolating on a straight line basis between the Bonus amounts set forth in the following table and the corresponding level of Company EBITDA.

Company EBITDA for fiscal year:	Bonus Amount

Equal to or greater than Maximum EBITDA Threshold	80% of Base Salary

Equal to Target EBITDA	40% of Base Salary

Equal to or less than Minimum EBITDA Threshold	$0

You must be employed on the last day of the fiscal year as well as on the day bonus payments are made in order to be eligible for and earn the Bonus for the fiscal year.  The Bonus for each fiscal year will be paid to you at the same time that other senior executives of the Company are paid their bonus payments, but in no event later than April 15 of the fiscal year following the fiscal year in which the Bonus is earned.

For purposes of this Agreement:

“Company EBITDA” shall mean, with respect to a fiscal year of OBO Holdings, the sum of (without duplication): (a) Consolidated Net Income for such fiscal year; and (b) to the extent Consolidated Net Income has been reduced thereby; (i) all income taxes of the Company Group recorded as a tax provision in accordance with GAAP for such period (other than income taxes attributable to items (a), (b), and (f) included in the definition of Consolidated Net Income), (ii)

Consolidated Interest Expense, and (iii) Consolidated Non-Cash Charges, all as determined on a consolidated basis for the Company Group in accordance with GAAP, and (iv) any non-cash equity compensation expense and store closing costs.  The components of Company EBITDA will be determined by the independent auditor of the Company Group in accordance with GAAP.

“Consolidated Interest Expense” shall mean, with respect to a fiscal year of OBO Holdings, the sum of (without duplication): (a) the aggregate of the interest expense of the Company Group for such fiscal year determined on a consolidated basis in accordance with GAAP; and (b) the interest component of capitalized lease obligations accrued by the Company Group during such period as determined on a consolidated basis in accordance with GAAP; less (c) the amount of any interest income received by the Company Group during such fiscal period; and (d) deferred financing costs and bank administration fees.

“Consolidated Net Income” shall mean, with respect to a fiscal year of OBO Holdings, the aggregate net income (or loss) of the Company Group for such fiscal year on a consolidated basis, determined in accordance with GAAP, which shall reflect the full charge resulting from the payment by the Company Group of any base salary, bonus compensation (including without limitation the Bonus) or other payment to any person pursuant to any employment agreement with any member of the Company Group; provided, that there shall be excluded from the calculation thereof: (a) after-tax gains and losses from asset sales or abandonments or reserves relating thereto; (b) after-tax items classified as extraordinary gains or losses; (c) the net income (or loss) of any subsidiary of OBO Holdings to the extent that the declaration of dividends or similar distributions by that subsidiary is restricted by a contract, operation of law or otherwise; (d) the net income (or loss) of any other person or entity, other than a subsidiary of OBO Holdings, except to the extent of cash dividends or distributions paid to the Company Group by such other person or entity; (e) in the case of a successor to any member of the Company Group by consolidation or merger or as a transferee of the assets of such member of the Company Group, any net income (or loss) of the successor corporation prior to such consolidation, merger or consolidation of assets; and (f) the after-tax impact of nonrecurring items of income and expense that are included in the determination of net income including, but not limited to: (i) executive officer severance payments, (ii) discontinued operations, (iii) insurance losses and recoveries, (iv) write-up/write-down of assets related to acquisitions, (v) cumulative effects of accounting changes and (vi) securities registration expenses.

“Consolidated Non-Cash Charges” shall mean, with respect to a fiscal year of OBO Holdings, the aggregate depreciation and amortization of the Company Group reducing Consolidated Net Income of the Company for such fiscal year.

“GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time.

“Maximum EBITDA Threshold”, “Minimum EBITDA Threshold” and “Target EBITDA” shall mean, for any fiscal year of OBO Holdings, such amounts as shall be determined by the Compensation Committee of the Board, or, if no such committee exists, the Board; provided, that the Maximum EBITDA Threshold shall in no event be more than 15% higher than the Target EBITDA and the Minimum EBITDA Threshold shall in no event be more than 15% lower than the Target EBITDA; provided, further, that after setting the Maximum EBITDA Threshold, Minimum EBITDA Threshold, and Target EBITDA for any fiscal year, in its sole discretion, the Compensation Committee of the Board, or, if no such committee exists, the Board may subsequently adjust such amounts in the event of any acquisition, disposition, or other material transaction or event with respect to the Company Group with a view to maintaining the incentive nature of the Bonus.

5.          RSUs/Stock Options; Benefits.

(a)          On or about March 25, 2022, you received a Long-Term Incentive Award with a value of $412,500 which was comprised of Restricted Stock Units (“RSUs”) and Non-Qualified Stock Options (“Options”).  The RSUs and Options were issued pursuant to and are subject to the terms and conditions of the OBO Holdings 2015 Equity Incentive Plan, and the OBO Holdings 2015 Equity Incentive Plan RSU and Nonqualified Stock Option Award Agreements. As you are aware, acknowledge, and represent, you have reviewed, understood, and signed these Award Agreements and know that each Award Agreement included a separate Restrictive Covenant Agreement that is attached to and made a part of the Award Agreements.

(b)          You are eligible to receive four weeks, or twenty (20) days, of Paid Time Off (“PTO”) per year, pro-rated for partial years.  You are eligible to receive two (2) personal days to be used each year you are employed by the Company. You will not be entitled to any cash, severance payment, or other compensation for PTO of personal days not taken, and unused PTO may be carried over, up to a maximum of five (5) days, to only the next succeeding year.  You are eligible to participate in all benefit and welfare plans made generally available to management executives of the Company (including health, dental, vision, short and long term disability, life, and AD&D, and business travel accident insurance plans), in effect from time to time, all subject to plan terms and generally applicable Company policies.  Beginning on the date this Agreement is fully executed through your Termination Date (as defined in Section 6), you will also be entitled to an annual automobile allowance (“Auto Allowance”) in the amount of

$12,000.  The Auto Allowance shall be pro-rated for the number of days you are employed in the calendar year 2022.  You are entitled to receive prompt reimbursement of all reasonable expenses incurred by you in performing services hereunder, including all reasonable expenses of travel while on business or at the request of and in the service of the Company Group; provided, that such expenses are incurred and accounted for in accordance with the policies and procedures reasonably established by the Company.

6.          Termination of Employment; Severance Payments.  You or the Company may terminate your employment at any time and for any reason by giving written notice to the other in accordance with the terms of this Agreement; provided, that (i) the Company shall provide you with at least thirty (30) days’ prior written notice in the case of termination of your employment without Cause (as defined below), excluding a termination due to death or Disability (as defined below) and (ii) you shall provide the Company with at least thirty (30) days’ prior written notice in the case of your termination of employment without Good Reason (as defined below).  During the period following any notice of termination of employment through the Termination Date, the Company reserves the right to require you to not be in the Company’s offices and/or not to undertake all or any of your duties or responsibilities, in each case, without such action(s) constituting Good Reason.  During any such period, you remain a service provider to the Company Group with all duties of fidelity and confidentiality and subject to all terms and conditions of your employment and you shall not be employed or engaged in any other business.  The parties’ rights and duties in the event of a termination of employment are as set forth below.

(a)          If (x) the Company terminates your employment without Cause (but excluding any termination due to your death or Disability), or (y) you terminate your employment for Good Reason, the Company will, in lieu of any other payments or benefits hereunder or otherwise, (i) continue to pay your Base Salary for a period of twelve (12) months after the Termination Date (the “Severance Period”), and (ii) continue to provide life  insurance benefits to the extent permitted under such plans until the earlier of (x) the end of the Severance Period and (y) the date you have commenced new employment; provided, that you make such affirmative and timely COBRA or other elections as are required for such benefits to continue; provided, further, that any such insurance continuation shall be treated as taxable compensation to you to the extent necessary to avoid adverse tax consequences to the Company or you.  Any obligation of the Company to you pursuant to this paragraph is conditioned, however, upon your signing a release of claims in the form attached hereto as Exhibit A (as may be updated and revised by the Company from time to time and in its sole discretion to comply with applicable law or to otherwise achieve its intent, the “Release”) within twenty-one (21) days following the Termination Date and upon you not revoking the Release within seven (7) days thereafter (such 28-day period, the “Release Effective Date”), and is further conditioned upon your continuing compliance with the provisions of Sections 7 and 8 of this Agreement.  The cash severance set forth in Section 6(a)(i) will be made in the form of salary continuation, and will begin at the Company’s next regular payroll period following the Release Effective Date, but shall be retroactive to the Termination Date; provided, that if the date on which such salary continuation may commence can occur in your immediately subsequent taxable year assuming the Release Effective Date occurs, then payment shall commence in the immediately subsequent taxable year and otherwise in accordance with the terms of this Section 6(a).  Notwithstanding anything to the contrary herein, in the event of a breach of Section 7 or Section 8 of this Agreement, you shall have no right to receive, or continue to receive, any amounts under this paragraph, and the

Company shall retain any and all rights to pursue all other available remedies (whether at law or equity) for any such breach.

(b)          If (x) the Company terminates your employment for Cause, (y) you terminate your employment without Good Reason, or (z) your employment terminates by reason of your death or Disability, the Company will, in lieu of any other payments or benefits hereunder or otherwise (including without limitation any severance payments), pay you any Base Salary earned but not paid through the Termination Date.

You hereby acknowledge and agree that, other than the payments described in this Section 6, upon the Termination Date you shall not be entitled to any other severance payments or benefits of any kind under any Company benefit plan or severance policy generally available to the Company’s employees or otherwise.  For purposes of this Agreement:

“Cause” shall mean (i) a material breach by you of any agreement between you on the one hand and any one or more members of the Company Group on the other hand (including, without limitation, agreements which may have other parties) or any written lawful policy of  any member of the Company Group, including, without limitation, any breach by you of any restrictive covenants by which you are bound (including, without limitation, Sections 7 and 8 hereof), or the failure or refusal by you to substantially perform the duties required of you as an employee of the Company; (ii) misappropriation or theft of the funds or property of any member of the Company Group; (iii) your conviction of, or plea of guilty or nolo contendere, to any fraud, misappropriation, embezzlement, or similar act, felony, or other crime involving dishonesty or moral turpitude; (iv) your commission of any act involving willful misconduct or gross negligence or your failure to act involving material nonfeasance, (v) your engaging in any act of dishonesty (including any violation of federal securities laws), violence, or threat of violence which is or could reasonably be expected to be injurious to the financial condition,  business reputation, or condition of any member of the Company Group; (vi) a finding by the Board that you breached any of your fiduciary duties to any member of the Company Group or any of their respective stockholders; or (vii) your habitual drunkenness or substance abuse which materially interferes with your ability to discharge your duties, responsibilities, and obligations to any member of the Company Group.

“Company Group” shall mean OBO Holdings, and all of its affiliated entities.

“Disability” shall mean any illness, injury, accident, or condition of either a physical or psychological nature which, despite reasonable accommodations, results in your being unable to perform substantially all of the duties of your employment with the Company Group for a period of ninety (90) consecutive days, or one hundred eighty (180) total days during any period of three hundred sixty-five (365) consecutive days.

“Good Reason” shall mean, without your consent, (i) the Company’s material violation of its obligations under this Agreement; (ii) a material reduction in your authority, compensation, perquisites, position, or responsibilities, other than any reduction in compensation or perquisites which affects all of the Company’s senior executives on a substantially equal or proportionate basis; or (iii) a relocation of the Company’s primary business location by more than 25 miles.  In order to invoke a termination for “Good Reason,” you shall provide written notice to the Board of the existence of one or more of the conditions constituting “Good Reason” within thirty (30) days following the initial existence of such condition or conditions, specifying in reasonable detail the conditions constituting “Good Reason,” and the Company shall have thirty (30) days following receipt of such written notice (the “Cure Period”) during which it may cure the condition if such condition is subject to cure.  In the event that the Company fails to remedy the condition constituting “Good Reason” during the applicable Cure Period, your resignation for Good Reason must occur, if at all, within thirty (30) days following the expiration of the Cure Period.

“Termination Date” shall mean the date your employment with the Company terminates, regardless of the reason. Upon termination of your employment by either you or the Company as provided herein, all rights, duties and obligations of you and the Company to each other pursuant to this Agreement shall cease, except as otherwise expressly provided for in this Agreement (including, without limitation, Sections 4, 6, 7, 8, 9, 10, 12, 13, and 16 hereof).

7.          Confidentiality; Proprietary Rights.  Without the written consent of the Board, you will not during or after the Term of Employment: (a) disclose to any person or entity (other than any disclosure during the Term of Employment to a person or entity to which such disclosure is in your reasonable judgment necessary or appropriate in connection with the performance of your duties as an executive officer of any member of the Company Group), any confidential, proprietary or trade secret information obtained by you while in the employ of any member of the Company Group; or (b) use any such information to the detriment of any member of the Company Group; provided, however, that the restrictions in subparagraph (a) of this sentence shall not apply to information that is generally known to the public other than as a result of unauthorized disclosure by you.

All inventions, developments, methods, processes and ideas conceived, developed, or reduced to practice by you during your employment, and for six (6) months thereafter, which are directly or indirectly useful in, or relate to, the business of or products or services provided by or sold by any member of the Company Group shall be promptly and fully disclosed by you to an appropriate executive officer of the Company (accompanied by all papers, drawings, data and other materials relating thereto) and are the exclusive property of the Company (or another member of the Company Group specified by the Company).  You will, upon the Company’s request and at its expense (but without any additional compensation to you), execute all documents reasonably necessary to assign your right, title and interest in any such invention, development, method, or idea (and to direct issuance to the Company (or another member of the Company Group specified by the Company) of all patents or copyrights with respect thereto).

8.          Restricted Activities.  You acknowledge that during your employment with the Company you have access to confidential, proprietary, and trade secret information which, if disclosed, would assist in competition against the Company Group, and that you will also generate goodwill for the Company Group during and in the course of your employment.  Therefore, you agree that the following restrictions on your activities during and after your employment are necessary to protect the goodwill, confidential information and other legitimate interests of the Company Group:

(a)          During the Non-Competition Period (as defined below), neither you nor any of your affiliates will compete, or undertake any planning to compete, in any way (whether directly or indirectly as an officer, director, employee, owner, investor, joint venturer, independent contractor, or otherwise) with the Company Group.  Specifically, but without limiting the foregoing, you will not work or provide services, in any capacity, whether as an employee, independent contractor, or otherwise, whether with or without compensation, to any person or entity who is engaged in any business that is competitive with the business of the Company Group, as conducted or in planning (i.e., the Company Group has taken material steps in implementing such plan) during your employment with the Company.  A competitive business shall, without express or implied limitation, include any person or entity in the business of the retail sale, direct marketing, or wholesale of off-price and closeout merchandise in any state where the Company Group does business or in any state contiguous to a state in which the Company Group does business.  You understand and agree that ownership of less than 5% of the outstanding stock of any publicly traded corporation will not in and of itself be deemed to result in any competition with the Company Group.  For purposes of this Agreement, “Non-Competition Period” shall mean the period during the Term of Employment and for one (1) year thereafter.

(b)          During the Non-Competition Period, neither you nor any of your affiliates will recruit, offer employment to, employ, engage as a consultant, or independent contractor, lure or entice away any person or entity who (i) is on or at any time after the date hereof, an employee of any member of the Company Group or providing services to any member of the Company Group as a consultant or independent contractor, or otherwise persuade any such person or entity to reduce or otherwise change the extent of such person’s or entity’s relationship with any member of the Company Group; or (ii) was an employee of any member of the Company Group or providing services to any member of the Company Group as a consultant or independent contractor, in each case, at any time within twelve (12) months following the date of cessation of employment or services of such person or entity with the Company Group, or otherwise persuade any such person or entity during such twelve (12) month period to reduce or otherwise change the extent of such person’s or entity’s relationship with any member of the Company Group.

(c)          During the Non-Competition Period,  you shall not make any negative, disparaging, detrimental, or derogatory remarks, or statements (written, oral, telephonic, electronic, or by any other method) about the Company Group or any of its affiliates, owners, partners, managers, directors, officers, employees, or agents, including, without limitation, any remarks or statements that would adversely affect in any manner (i) the conduct of the Company Group’s business taken as a whole; or (ii) the business reputation or relationships of the Company Group and/or any of its past or present officers, directors, agents, employees, attorneys, successors, and assigns.  Notwithstanding the foregoing, nothing in this Section 7(c) shall prevent you from making any truthful statement to the extent, but only to the extent required by law, legal process, or by any court, arbitrator, mediator, or administrative or legislative body (including any committee thereof) with apparent jurisdiction over you.

In signing this Agreement, you give the Company assurance and agree that you have carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on you by Section 7 and this Section 8.  You agree that these restraints are reasonable and necessary for the reasonable and proper protection of the Company Group and its affiliates, and are reasonable in respect to subject matter, length of time, and geographic area.  You further agree that, were you to breach any of the covenants contained in Section 7 or this Section 8, the damage to the Company Group and its affiliates would be irreparable.  You therefore agree that the Company, in addition to any other remedies available to it (including without limitation the remedies as provided in Section 6), shall be entitled without posting bond to immediate, preliminary, and permanent injunctive relief against any breach or threatened breach by you of any of the covenants.  You further agree that, in the event that any provision of Section 7 or this Section 8 is determined to be unenforceable by reason of its being extended over too great a time, too large a geographic area, or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.  It is also agreed that each of the Company’s affiliates shall have the right to enforce all of your obligations under this Agreement, including without limitation pursuant to this Section 8.

9.          409A Compliance.

(a)          The parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder to the extent applicable (collectively “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.  In no event whatsoever will any member of the Company Group, or any of their respective affiliates or any directors, officers, agents, attorneys, employees, executives, shareholders, members, managers, trustees, fiduciaries, representatives, principals, accountants, insurers, successors, or assigns of such member of the Company Group, or such affiliate be liable for any additional tax, interest, or penalties that may be imposed on you under Code Section 409A or any damages for failing to comply with Code Section 409A.

(b)          A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If you are deemed on the Termination Date to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of your “separation from service” and (ii) the date of your death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 9(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed on the first business day following the expiration of the Delay Period to you in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)          With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits, to be provided in any other taxable year; provided, that this clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of your taxable year following the taxable year in which the expense occurred.

(d)          For purposes of Code Section 409A, your right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the Termination Date”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

10.          Miscellaneous.  The headings in this Agreement are for convenience only and shall not affect the meaning hereof.  This Agreement constitutes the entire agreement between the Company and you, and supersedes any prior communications, agreements, term sheets and understandings, written or oral, with respect to your employment and compensation and all matters pertaining thereto.  If any provision in this Agreement should, for any reason, be held invalid or unenforceable in any respect, it shall be construed by limiting it so as to be enforceable to the maximum extent compatible with applicable law.  This Agreement shall be governed by and construed in accordance with the internal substantive laws of the Commonwealth of Pennsylvania without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

11.          Acceptance and Agreement.  In accepting and agreeing to this Agreement, you represent that you have not relied on any other agreement or representation, oral or written, express or implied, that is not set forth expressly in this Agreement.

12.          Withholding.  The Company shall withhold from any amounts payable under this Agreement such federal, state, and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

13.          Notices.  Any, demand, consent or approval permitted or required to be given under this Agreement shall be deemed duly made or given if it is in written form and delivered personally, by facsimile (with receipt confirmed), by prepaid, commercially recognized overnight carrier (with receipt confirmed), or by certified or registered mail, return receipt requested.  Any party may change the address to which any notice, demand, consent or approval shall be sent by a notice in writing to the other party in accordance with the provisions hereof.  All notices shall be addressed as follow:

If to you, to your last address on file in the records of the Company.

If to the Company:

Ollie’s Bargain Outlet, Inc.
6295 Allentown Boulevard, Suite A
Harrisburg, PA 17112
Attention: General Counsel

With a copy to:

Ollie’s Bargain Outlet, Inc.
6295 Allentown Boulevard, Suite A
Harrisburg, PA 17112
Attention: Chief Financial Officer

14.          Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed will be deemed to be an original and such counterparts will, when executed by the parties hereto, together constitute but one agreement.  Facsimile and electronic signatures shall be deemed to be the equivalent of manually signed originals.

15.          Successors and Assigns.  The provisions of this Agreement shall be binding on and shall inure to the benefit of the Company and its assigns, including any successor in interest to the Company who acquires all or substantially all of the Company’s stock or assets.  Neither this Agreement nor any of your rights, duties or obligations shall be assignable by you.  All your rights under this Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, estates, executors, administrators, heirs and beneficiaries.

16.          No Waiver; Amendment.  No change or modification of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto.  No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the party charged with waiver.  No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver, unless so provided in the waiver.

[Signature Page to Follow]

Very truly yours,

OLLIE’S BARGAIN OUTLET, INC.

	By:	/s/ John Swygert

	Name:	John Swygert

	Title:	President & Chief Executive Officer

Accepted and Agreed To:

/s/ Lawrence Kraus
Name: Lawrence Kraus

Exhibit A

Form of

Release of Claims

FOR AND IN CONSIDERATION OF the amounts to be provided to me in connection with the termination of my employment, as set forth in the agreement between me and Ollie’s Bargain Outlet, Inc. (the “Company”) dated as of May 3, 2021 (“Letter Agreement”), which are conditioned upon my signing this Release of Claims and to which I am not otherwise entitled, and for other good and valuable consideration, I, on my own behalf and on behalf of my heirs, executors, beneficiaries and personal representatives, and all others connected with me, hereby release and forever discharge the Company, its parents, subsidiaries and other affiliates and all of their respective past and present officers, directors, shareholders, employees, agents, general and limited partners, members, managers, joint venturers, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities, from any and all causes of action, rights and claims, of any nature or type, known or unknown, which I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, including, but not limited to, any such causes of action, rights or claims in any way resulting from, arising out of or connected with my employment by, investment in, or other relationship with the Company or any of its affiliates or the termination of that employment, investment and/or relationship or pursuant to any federal, state or local law, regulation or other requirement (including without limitation Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the fair employment practices laws of the state or states in which I have provided services to the Company or its affiliates, each as amended from time to time).

1

In signing this Release of Claims, I acknowledge that I have had a reasonable amount of time to consider the terms of this Release of Claims and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.

In signing this Release of Claims, I acknowledge my understanding that I may not sign it prior to the termination of my employment, but that I may consider the terms of this Release of Claims for up to twenty-one (21) days following the Termination Date (as defined in the Agreement).  I also acknowledge that I am advised by the Company and its subsidiaries and other affiliates to seek the advice of an attorney prior to signing this Release of Claims; that I have had sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.

I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, that are not set forth expressly in the Letter Agreement.  I understand that I may revoke this Release of Claims at any time within seven (7) days of the date of my signing by written notice to the Company in accordance with Section 12 of the Letter Agreement and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it.

Intending to be legally bound, I have signed this Release of Claims under seal as of the date written below.

Signature:

Name (please print):

Date Signed:

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